Exhibit 28(d)(5)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of July 11, 2016, by and between SSGA Funds Management, Inc., a Massachusetts corporation (“Adviser”), and State Street Global Advisors Ireland Limited, a limited liability company incorporated under the laws of Ireland (“Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated May 1, 2001 with the State Street Institutional Investment Trust (“Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Sub-Adviser is also authorised and regulated by the Central Bank of Ireland as an investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended) (the “MiFID Regulations”) and has classified the Adviser as a “Professional Client” as defined under the MiFID Regulations.

WHEREAS this Agreement incorporates the terms and conditions required of the terms of business provided to a professional client within the meaning of the MiFID Regulations;

WHEREAS, the Board of Trustees of the Trust (the “Board”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the portfolio(s) specified in Appendix A hereto, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select sub-advisers for each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser in respect of each Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

(a) The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation specified in Appendix A hereto.

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(b) In the event that the Trust establishes one or more series in addition to the Funds with respect to which the Adviser desires to retain the Sub-Adviser to render investment advisory services hereunder, the Adviser shall so notify the Sub-Adviser in writing, indicating the advisory fee to be payable to the Sub-Adviser with respect to each additional Fund. If the Sub-Adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon each such additional Fund shall become a Fund hereunder. In such event, a writing, signed by both the Adviser and the Sub-Adviser, shall be annexed hereto as a part hereof indicating that each such additional Fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for each such additional Fund.

2.	STANDARD OF CARE

In the performance of its services pursuant to the provisions hereof, the Sub-Adviser shall act in good faith and exercise its powers and duties hereunder with the care, skill, prudence and diligence reasonably to be expected of a prudent person who is acting in a similar capacity under like circumstances.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

(a) Subject to the oversight of the Adviser and the Board, the Sub-Adviser shall manage the investment operations and determine the composition of the assets assigned to the Sub-Adviser by the Adviser (“portfolio”) of each Fund, including the purchase, retention and disposition of the securities and other instruments held by the Fund, on a discretionary basis but subject to and in accordance with such Fund’s investment objective, restrictions, and policies as stated in the then-current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) for such Fund contained in the Trust’s Registration Statement on Form N-lA (the “Registration Statement”), as such documents are amended or supplemented from time to time. As part of the services it will provide hereunder, the Sub-Adviser shall:

(i)	provide supervision of each Fund’s investments, furnish a continuous investment program for the Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

(ii)	maintain, or cause to be maintained, books and records with respect to the Trust’s securities transactions and shall render to the Board such reports as the Board or the Adviser may reasonably request and as agreed by the Adviser and the Sub-Adviser in relation to all material facts with respect to the Funds concerning the investment and reinvestment of the assets in the Funds, the Sub-Adviser and its key investment personnel and operations providing services with respect to the Fund; make written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board, and the Sub-Adviser will attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing;

Exhibit 28(d)(5)

(iii)	in accordance with procedures and methods established by the Board, which may be amended from time to time, provide reasonable assistance in determining the fair value of all securities and other investments/assets in the Funds, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in a Fund for which market prices are not readily available, it being understood that the Sub-Adviser shall not be responsible for determining the value of any such security; and

(iv)	instruct (where applicable), cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust that the Adviser and Sub-Adviser shall agree.

(b) In furnishing services hereunder, the Sub-Adviser shall perform its responsibilities in conformity with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the Prospectus and SAI of the Trust (as modified, amended and/or supplemented) that have been filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser; (iv) the applicable provisions of the MiFID Regulations, the Investment Company Act, the Advisers Act, the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Internal Revenue Code of 1986, the Commodities Exchange Act, each as amended, and the rules and regulations under each, and all other laws, rules, regulations and case law of the relevant jurisdictions where investments of the Fund(s) are made or otherwise applicable to the Trust, the Fund(s) and/or the Sub-Adviser with respect to the performance of its activities contemplated by this Agreement (collectively, the “Applicable Laws”); (v) the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time; (vi) the Trust’s policies and procedures adopted from time to time by the Board; and (vii) the written instructions and directions of the Adviser and the Board. The Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus and SAI and other relevant policies and procedures adopted by the Board and any applicable exemptive and no action relief (and any copies or written notice of any amendments, modifications or supplements to any such above-mentioned document or information material to the services to be rendered by the Sub-Adviser hereunder). The Adviser shall, upon request by the Sub-Adviser, assist the Sub-Adviser with the interpretation and application of the Applicable Laws.

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(c) In furnishing services hereunder, the Sub-Adviser will not consult with any other sub-adviser to (i) the Fund, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-l under the Investment Company Act.)

(d) The Sub-Adviser, at its expense, will arrange: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein which may include brokers and dealers affiliated with the Sub-Adviser if and as permitted by Applicable Law and the policies and procedures of the Trust as in effect from time to time. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for each Fund, in the name of the Fund or its nominees, the Sub-Adviser shall seek to achieve for the Fund “best execution” in line with its best execution policy, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with Applicable Laws and the policies and procedures of the Trust as in effect from time to time. The Adviser reserves the right from time to time to specify the brokers and dealers to be used by the Sub-Adviser, and any terms on which transactions are entered into through or with such brokers and dealers.

(f) Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent consistent with Section 28(e) of the Exchange Act, cause each Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser or the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to its advisory clients. To the extent consistent with Section 28(e) and the provisions of this Agreement, the Sub-Adviser shall not be deemed to have acted

Exhibit 28(d)(5)

unlawfully or to have breached any fiduciary duty under this Agreement or Applicable Law solely by reason of such action. The Board or the Adviser may instruct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

(g) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser and its affiliates, the Sub-Adviser to the extent permitted by Applicable Laws, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser fairly and in the manner which the Sub-Adviser considers to be consistent with its fiduciary obligations to each Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

(h) The Sub-Adviser will maintain all accounts, books and records with respect to each Fund as are required by Applicable Law, including but not limited to subparagraphs (b)(5), (6), (7), (9), (10), and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act, and, as applicable, shall cause to be filed with the SEC all forms pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to its duties as are set forth herein. The Sub-Adviser shall provide to the Adviser or the Board such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request.

(i) The Sub-Adviser agrees to permit the Adviser, the Trust’s officers and a Fund’s independent registered public accounting firm to inspect and/or audit such records pertaining to the Fund at all reasonable times during regular business hours upon notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act and Rule 204-2 under the Advisers Act any such records as are required to be maintained by it pursuant to this Agreement or Applicable Law, and (while it may retain copies thereof as described above) shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

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(j) The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board and consistent with seeking the best interests of each Fund, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Fund, including, but not limited to: converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization. Unless the Adviser or the Board gives written instructions to the contrary, the Sub-Adviser shall have full discretionary authority in connection with any corporate action relating to the Fund which requires discretionary action by the Adviser, to take any action in relation to such corporate action as the Sub-Adviser deems appropriate under the then prevailing circumstances.

4.	COMPENSATION OF THE SUB-ADVISER

The Adviser shall pay the Sub-Adviser an advisory fee with respect to each Fund as specified in Appendix A to this Agreement.

5.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

(a) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

(b) The Adviser is duly organized and validly existing, and has authority to enter into and perform the services contemplated by this Agreement.

(c) Without limiting paragraph 5(b), the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other Applicable Laws, from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any Applicable Laws, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, regulatory agency, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

Exhibit 28(d)(5)

6.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is duly organized and validly existing, and has authority to enter into and perform the services contemplated by this Agreement.

(b) Without limiting paragraph 6(a), the Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered (or shall qualify for an exemption from registration) for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other Applicable Law from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet, for so long as this Agreement remains in effect, any Applicable Laws, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

It is acknowledged that the Adviser has the right to request that it be re-classified as a retail client for the purposes of the MiFID Regulations in order to obtain a higher level of regulatory protection (however, for the avoidance of doubt, the Sub-Adviser is not obliged to accept such request).

(c) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer, compliance officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-l(c)(l) and Rule 204A-l(b) and all other records relevant to the Sub-Adviser’s code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder.

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(d) The Sub-Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund(s), policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-l under the Investment Company Act) by the Fund(s) and the Sub-Adviser.

(e) The Sub-Adviser has provided the Adviser with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all material amendments.

(f) The Sub-Adviser will notify the Trust and the Adviser immediately of any actual or contemplated “assignment” of this Agreement or change of “control” of the Sub-Adviser (as those terms are defined by the Investment Company Act), as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Sub-Adviser with management responsibilities relating to the services hereunder, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

(g) The Sub-Adviser will notify the Adviser as soon as possible upon detection of (i) any failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, restrictions, and policies or any Applicable Laws; or (ii) any breach of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures related to the Fund(s).

(h) To the extent not prohibited by Applicable Laws, the Sub-Adviser agrees that it shall promptly notify the Adviser and the Trust in the event that the SEC or other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced, or has notified the Sub-Adviser of its intention to commence, proceedings or an investigation that may result in any of these actions; or has notified the Sub-Adviser that the Sub-Adviser is otherwise in violation of Applicable Laws.

(i) The Sub-Adviser shall (to the extent not prohibited by Applicable Laws) immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to a Fund or the Adviser generally, including SEC inspection reports, or the Sub-Adviser’s ability to provide sub-advisory services to the Fund as contemplated herein.

(j) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

Exhibit 28(d)(5)

The Sub-Adviser will undertake to notify the Adviser of any material change to the representations, warranties and agreements provided herein within a reasonable time after such change.

7.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser in respect of the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, provided the Sub-Adviser furnishes in its Form ADV adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

8.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

9.	REGULATION

Each party agrees to provide reasonable cooperation to the other party in furtherance of this Agreement, including without limitation providing relevant information, reports, or other materials pursuant to a request or requirement of regulatory and administrative bodies having jurisdiction over the party seeking such cooperation.

10.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Sub-Adviser shall be entitled, at its expense, to make and retain copies of such records created by it as it shall reasonably require in order to carry out its business or to comply with applicable domestic legal or regulatory obligations. In the event of the termination of this Agreement or as otherwise requested by the Adviser or the Trust, all records in the possession or control of the Sub-Adviser relating to the Trust shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein. The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and is either identified as confidential or by its nature or means of receipt would be considered confidential and use or disclose such

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information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable domestic, federal or state regulatory authorities, or otherwise required by Applicable Laws. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

11.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, until the second anniversary of the date set forth above, and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved at least annually by (i) the Trustees of the Trust or (ii) a vote of the holders of a majority of the outstanding voting securities of the Fund and, in either event, by vote of a majority of the Independent Trustees.

12.	ASSIGNMENT AND TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

13.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to no-action relief granted by the SEC Staff or exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve

Exhibit 28(d)(5)

the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

Any change, waiver, discharge or termination of a provision of this Agreement, whether or not such change is deemed to be material, may be made only by an instrument in writing signed by both the Adviser and the Sub-Adviser.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

15.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	State Street Institutional Investment Trust
David James, Secretary
State Street Bank and Trust Company
Four Copley Place, CPH0326
Boston, MA 02116

For:	SSGA Funds Management, Inc.
Attn: Chief Compliance Officer
State Street Financial Center
1 Lincoln Street Boston, MA 02111

For:	State Street Global Advisors Ireland Limited
Attn: Elena Pertile, Chief Compliance Officer
Two Park Place
Hatch Street Upper
Dublin 2
Ireland

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17.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

18.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual Trustee of the Trust.

19.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

20.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC or by no-action letter or other action by the staff of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order, no-action letter or other action.

21.	RIGHTS OF FUND

The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this

Exhibit 28(d)(5)

Agreement for its benefit and to proceed directly against the Sub-Adviser for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of the Sub-Adviser to the same extent as if the Fund itself were a party to this Agreement.

22.	NO OTHER THIRD PARTY BENEFICIARIES

Except as otherwise expressly stated herein, no person other than the Adviser and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; other than the Trust, there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser or the Sub-Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser or the Sub-Adviser (including without limitation any fiduciary duty) to any person other than the Fund in question, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

23.	EXCLUSIVE FORUM

Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

STATE STREET GLOBAL ADVISORS IRELAND LIMITED

By:	/s/ Peter Wood
	Name:	Peter Wood
	Title:	Director

By:	/s/ Ann Prendergast
	Name:	Ann Prendergast
	Title:	Director

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
	Name:	Ellen M. Needham
	Title:	President

Acknowledged and agreed to as of the date first set forth above with respect to the Trust’s obligations under this Agreement.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Bruce S. Rosenberg
	Name:	Bruce S. Rosenberg
	Title:	Treasurer

AMENDED AND RESTATED

APPENDIX A

September 21, 2016

The Adviser shall pay the Sub-Adviser a monthly fee for its services for a Fund listed below in the amount of 40% of the advisory fee paid by the Fund to the Adviser set forth below; such fee to be reduced pro rata by the Adviser to the extent that the Adviser waives or reimburses fees payable to the Adviser under a contractual waiver or reimbursement with respect to the Fund; provided, that the fee payable to the Sub-Adviser hereunder shall not be less than zero (i.e., the Sub-Adviser shall not be required to reimburse any expenses of the Fund in the event that a contractual waiver or reimbursement arrangement may require the Adviser to do so).

By way of example, assuming an 0.75% advisory fee payable to the Adviser, if the Adviser should waive or reimburse 0.05%, the sub-advisory fee (as a percentage) would be calculated as 0.40*(0.75-0.05).

Fund	Fee
State Street Global Value Spotlight Fund	0.75%
State Street International Value Spotlight Fund	0.75%
State Street European Value Spotlight Fund	0.75%
State Street Asia Pacific Value Spotlight Fund	0.75%
State Street U.S. Value Spotlight Fund (added as an additional Fund as of September 21, 2016)	0.65%

Agreed to by and between:

STATE STREET GLOBAL ADVISORS IRELAND LIMITED

By:	/s/ Peter Wood
	Name:	Peter Wood
	Title:	Director

By:	/s/ John Kearney
	Name:	John Kearney
	Title:	Director

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
	Name:	Ellen M. Needham
	Title:	President